Exhibit 10.17
THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is entered into as of , June 26, 2017 (the “Third Amendment Effective Date”), by and between PPF PARAMOUNT ONE MARKET PLAZA OWNER, L.P., a Delaware limited partnership (“Landlord”) and RPX CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

A.
Landlord and Tenant are parties to that certain Office Lease dated as of July 28, 2010 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment to Lease dated as of March 9, 2012 (the “First Amendment”) and by that certain Second Amendment to Lease dated as of May 31, 2012 (the “Second Amendment”) (the Original Lease, as so amended, being referred to herein as the “Lease”), pursuant to which Landlord leases to Tenant space (the “Premises”) Steuart Tower in the building commonly known as One Market, located at One Market Street, San Francisco, California (the “Building”), as follows:

(i)	Suite 700, on the seventh (7th) floor of the Building, comprised of 14,265 rentable square feet (“RSF”) (“Suite 700”);

(ii)	Suite 800, located on the eighth (8th) floor of the Steuart Tower, containing 17,598 RSF (“Suite 800”);

(iii)	certain space located on the tenth (10th) floor of the Steuart Tower defined in the First Amendment as the “10th Floor Space” comprised of 17,598 RSF(“Suite 1000”); and

(iv)	Suite 1100, on the eleventh (11th) floor of the Building, comprised of 17,598 RSF (“Suite 1100”) (i.e., an aggregate Premises RSF of 67,059 RSF)

B.
Tenant desires to surrender Suite 800 to Landlord (17,598 RSF) (the Current Premises, less Suite 800, is referred to herein as the “Remaining Premises”), and Landlord is willing to accept such surrender on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.Reduction.
(a)    Generally. Effective as of August 15, 2017 (the “Reduction Date”), the Premises will be reduced by the removal therefrom of Suite 800. Tenant shall vacate Suite 800 in accordance with the terms of the Lease on or prior to the Reduction Date and shall fully comply with all obligations under the Lease respecting Suite 800 up to the Reduction Date, including, without limitation, those provisions relating to the condition of Suite 800 and the removal of Tenant’s property from Suite 800; provided, however, that Tenant’s obligation with respect to its vacation of Suite 800 shall be to deliver Suite 800 to Landlord in broom-clean condition and free of any furniture and equipment, inclusive of the removal of all marketing and Tenant-specific signage, but Tenant shall be entitled to leave any fixtures including but not limited to the existing data cabling and any access/security system serving Suite 800 in place, so long as neither are damaged or cut during the course of Tenant’s vacation from Suite 800. As of the Reduction Date, Suite 800 shall be deemed surrendered by Tenant to Landlord, the Lease shall be terminated with respect to Suite 800, and the “Premises”, as defined in the Lease, shall mean the Remaining Premises, comprised of 49,461 RSF.
(b)    Holding Over. Tenant expressly acknowledges that Landlord has entered into (or as of the Third Amendment Effective Date, is in the process of entering into) an agreement to lease Suite 800 to a third party who will require delivery of Suite 800 promptly following the Reduction Date and that, as a consequence, Tenant’s prompt vacation of Suite 800 in accordance with the provisions of this Third Amendment is of material importance to Landlord. Accordingly, if Tenant shall hold over in Suite 800 beyond the Reduction Date, Tenant shall be liable for Base Rent, Additional Rent and other charges respecting Suite 800 as set forth in Article 36 of the Original Lease, and such amount shall not be in limitation of Tenant’s liability for consequential or other damages arising from Tenant’s holding over nor shall it be deemed permission for Tenant to hold over in Suite 800.
2.    Reduction Fee. As a condition to the reduction of the Premises described herein, Tenant shall pay to Landlord a “Reduction Fee” equal to $450,000.00, as additional Rent under the Lease within two (2) business days following the mutual execution and delivery of this Third Amendment.
3.    Base Rent. As of the Reduction Date, the schedule of Base Rent contained in the Lease is deleted, and the following is substituted therefor:
(a)    Suite 700 (14,265 RSF).

Period	Annual Rate Per RSF	Monthly Base Rent
August 16, 2017 - April 30, 2018	$62.00	$73,702.50
May 1, 2018 - April 30, 2019	$63.00	$74,891.25
May 1, 2019 - October 31, 2019	$64.00	$76,080.00
(b)    Suite 1100 (17,598 RSF).

Period	Annual Rate Per RSF	Monthly Base Rent
August 16, 2017 - April 30, 2018	$64.00	$93,856.00
May 1, 2018 - April 30, 2019	$65.00	$95,322.50
May 1, 2019 - October 31, 2019	$66.00	$96,789.00

(c)    Suite 1000 (17,598 RSF).

Period	Annual Rate Per RSF	Monthly Base Rent
August 16, 2017 - April 30, 2018	$64.00	$93,856.00
May 1, 2018 - April 30, 2019	$65.00	$95,322.50
May 1, 2019 - October 31, 2019	$66.00	$96,789.00
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
4.    Tenant’s Share. From and after the Reduction Date, Tenant’s Share will decrease from 4.18% to 3.08% (i.e., 49,461/1,605,263). Notwithstanding anything in this Third Amendment to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant’s Share of Expenses, Taxes and Insurance Expenses applicable to Suite 800 for that portion of the calendar year preceding the Reduction Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease.
5.    Renewal Option. The Renewal Option contained in Section 10 of the First Amendment is hereby modified such that said Renewal Option will only apply to Suite 1000 and Suite 1100 (i.e., Tenant shall have no right to exercise the Renewal Option with respect to Suite 700).
6.    Representations. Each party represents to the other that it has full power and authority to execute this Third Amendment. Tenant represents that it has not made any assignment, sublease, transfer, conveyance of the Lease or any interest therein or in Suite 800 and further represents that there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action by any other party respecting, relating to or arising out of Suite 800, and Tenant agrees to indemnify and hold harmless Landlord from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any of the same, including without limitation, attorneys’ fees. Tenant acknowledges that Landlord will be relying on this Third Amendment in entering into leases for Suite 800 with other parties.
7.    Miscellaneous.
(a)    This Third Amendment and the attached exhibit, which is hereby incorporated into and made a part of this Third Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.
(b)    Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
(c)    In the case of any inconsistency between the provisions of the Lease and this Third Amendment, the provisions of this Third Amendment shall govern and control.

(d)    Submission of this Third Amendment by Landlord is not an offer to enter into this Third Amendment. Landlord and Tenant shall not be bound by this Third Amendment until Landlord and Tenant have each executed and delivered the same.
(e)    Capitalized terms used in this Third Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Third Amendment.
(f)    Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Third Amendment, other than Jones Lang LaSalle Americas, Inc.. Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any brokers claiming to have represented Tenant in connection with this Third Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Third Amendment, other than Jones Lang LaSalle Americas, Inc. Landlord agrees to defend, indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Third Amendment.
(g)    Each signatory of this Third Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
(h)    This notice is given pursuant to California Civil Code Section 1938.  The Remaining Premises have not been issued a disability access inspection certificate.  A Certified Access Specialist (“CASp”) can inspect the Remaining Premises and determine whether the Remaining Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection, Landlord may not prohibit Tenant from obtaining a CASp inspection.  If Tenant desires to perform a CASp inspection, Tenant will provide written notice to Landlord, and Landlord may elect, in its sole discretion, to retain a CASp to perform the inspection.  If Landlord does not so elect, the time and manner of any  CASp inspection performed by Tenant , as well as the CASp selected to perform such inspection, will be subject to the prior written approval of Landlord.  In either event, the payment of the fee for the CASp inspection shall be borne by Tenant.  The cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Remaining Premises shall be allocated as provided in Article 12 of the Original Lease.
(i)    Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times through and including the Termination Date (including any extension thereof), remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(j)    This Third Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Third Amendment may be executed in “pdf” format and each party has the right to rely upon a pdf counterpart of this Third Amendment signed by the other party to the same extent as if such party had received an original counterpart.
[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Third Amendment as of the Third Amendment Effective Date.
PPF PARAMOUNT ONE MARKET PLAZA OWNER, L.P.
a Delaware limited partnership

By:     PPF PARAMOUNT GP, LLC

By:
        Name:    Jolanta K. Bott
Title:    Vice President

TENANT:
RPX CORPORATION,
a Delaware corporation

By:
Print Name:
Its:

By:
Print Name:
Its:

The individuals signing above hereby represent and warrant that at least one of the individuals signing above is one of the following: (x) the chairman of the board, the president, or a vice president of the tenant entity; and that the other individual is one of the following: (y) the secretary, assistant secretary, the chief financial officer, or assistant treasurer of the tenant entity; provided, however, that a single individual signing alone for such corporate entity represents and warrants that such individual holds at least two corporate offices with one office in each of the two categories listed above (i.e., clauses (x) and (y) above).

EXHIBIT A
REDUCTION SPACE